Exhibit (a)(3)

AMENDMENT
TO THE
AGREEMENT AND DECLARATION OF TRUST
OF
SPARX ASIA FUNDS

           WHEREAS, Section 1 of Article I of the Agreement and Declaration of Trust (the “Declaration of Trust”), dated July 24, 1995, of SPARX Asia Funds (the “Trust”), as amended to date, copies of which are on file in the Office of the Secretary of the Commonwealth of Massachusetts, authorizes the Trustees of the Trust to amend the Declaration of Trust to change the name of the Trust without authorization by vote of the Shareholders of the Trust.

           WE, THE UNDERSIGNED, being all of the Trustees of SPARX Asia Funds, do hereby certify that the undersigned have determined to conduct the business of the Trust under the name “Hennessy SPARX Funds Trust” and have authorized the following amendment to said Declaration of Trust:

           Section 1 of Article I is hereby amended to read in its entirety as follows:

                     Section 1. This Trust shall be known as “Hennessy SPARX Funds Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

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[Signatures follow on next page.]

           IN WITNESS WHEREOF, the Trust has caused this Amendment to the Agreement and Declaration of Trust to be signed in its name by its Trustees this 18th day of September, 2009.

/s/ Neil J. Hennessy Neil J. Hennessy, Trustee
/s/ Robert T. Doyle Robert T. Doyle, Trustee
/s/ J. Dennis DeSousa J. Dennis DeSousa, Trustee
/s/ Gerald P. Richardson Gerald P. Richardson, Trustee